Exhibit 99.1

WinVest Acquisition Corp. Announces Pricing of $100 Million Initial Public Offering

Cambridge, Massachusetts, September 14, 2021 – WinVest Acquisition Corp. (NASDAQ: WINVU, the “Company”) announced today that it priced its initial public offering of 10,000,000 units at $10.00 per unit. The units are expected to be listed on The Nasdaq Capital Market (“NASDAQ”) and trade under the ticker symbol “WINVU” beginning on September 15, 2021. Each unit consists of one share of common stock, one right and one redeemable warrant. Each right entitles the holder thereof to receive one-fifteenth (1/15) of one share of common stock upon the consummation of an initial business combination and each redeemable warrant entitles the holder thereof to purchase one-half (1/2) of one share of common stock at $11.50 per whole share. Once the securities comprising the units begin separate trading, the common stock, rights and warrants are expected to be listed on NASDAQ under the symbols “WINV,” “WINVR” and “WINVW,” respectively.

The offering is expected to close on September 17, 2021, subject to customary closing conditions.

Chardan acted as sole book running manager in the offering. The underwriters have been granted a 45-day option to purchase up to an additional 1,500,000 units offered by the Company to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on September 14, 2021. The offering is being made only by means of a prospectus, copies of which may be obtained, when available, by contacting Chardan, 17 State Street, 21st floor, New York, New York 10004. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About WinVest Acquisition Corp.

WinVest Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. WinVest Acquisition Corp. intends to focus its initial search on target businesses in the financial services industry, with a particular focus on financial media, brokerage, banking, investing, and wealth management. The proceeds of the offering will be used to fund such business combination.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

WinVest Acquisition Corp.

Manish Jhunjhunwala

(617) 658-3094